Verde Resources, Inc. Enters Into Letter of Intent on Ayigate Gold Project
Opportunity for discovery of huge gold resources at Ayigate gold mine  Xinjiang, PRC (PRWEB) September 29, 2014

Verde Resources, Inc. (OTCQB: VRDR) is pleased to announce its wholly-owned subsidiary company Gold Billion Global Ltd ("GBL") has entered into a letter of intent with Xinjiang Changhe Mining Co., Ltd ("XCM") under which GBL has offered to acquire ownership in XCM for the Ayigate Gold Project ("the Project") subject to due diligence.

The Project involved the Ayigate gold mine located within the Tianshan region in Wuqia County, Xinjiang Uygur Autonomous Region of the People‟s Republic of China. The Ayigate Gold Project is located within the coordinates: Latitude 39˚27‟44" to 39˚30‟14" North; Longitude 74˚24‟24" to 74˚27‟24" East. The Project has obtained exploration license covering a total area of 19.88 sq.km. The initial exploration work conducted by China state–owned No. 2 Brigade of the Xinjiang Bureau of Geology and Mineral Exploration in late 2012 has estimated the alluvial gold resources in excess of 268,000 ounces.

The Company noted a recent announcement of a gold mine project which is located in close proximity of the Ayigate gold mine. Based on information reported on the website of GobiMin Inc, its Sawayaerdun Gold Project has a total gold resource estimation of 4,015,000 ounces as at April 2014 with 1,266,000 ounces being measured and indicated resource and 2,749,000 ounces being inferred resource. The Sawayaerdun Gold Project is also located within the Tianshan region in Wuqia County of Xinjiang Uygur Autonomous Region with exploration license covering a total area of 20.27 sq.km. The Sawayaerdun Gold Project is located within the coordinates: Latitude 40˚ 03‟ 30" to 40˚ 06‟ 45" North; Longitude 74˚ 15‟ 45" to 74˚ 19‟ 45" East.

The Tianshan region has been identified as an important metallogenic ore province in China. The Ayigate gold mine, located within the Tianshan region and being in close proximity to Sawayaerdun gold mine, offers a golden investment opportunity for the Company. Mr. Wu, President of Verde Resources, said, "We look forward to working closely with Xinjiang Changhe Mining Co., Ltd and we are very excited with the potential discovery of huge gold resources at the Ayigate gold mine."

Mr. Wu concluded, "We believe the great prospect of Ayigate Gold Project will open an exciting new chapter for Verde Resources. The Company is dedicated to deliver value to shareholders as we continue the execution of a long-term strategy in developing a diversified portfolio of mineral exploration projects around the world."

About Verde Resources, Inc.

Verde Resources, Inc. is an exploration stage mining company focused on global mining acquisition and development opportunities. Through its subsidiary, Verde owns a majority interest in Champmark Sdn Bhd, a mining contractor of the mining lease for Site IV-1 at the Merapoh Gold Mine  in Pahang, Malaysia, which has four tons of alluvial gold resources and potential 30 tons of lode gold. Verde is also exploring for potential rare earth elements deposits in various parts of the world.

Website: http://www.verderesources.us

For more information, please contact Michael Liang: 852-215-21223 .

Safe Harbor Statement
This release includes forward-looking statements, which are based on certain assumptions and reflects management's current expectations. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results or events to differ materially from current expectations. Some of these factors include: general global economic conditions; general industry and market conditions, sector changes and growth rates; uncertainty as to whether our strategies and business plans will yield the expected benefits; increasing competition; availability and cost of capital; the ability to identify and develop and achieve commercial success; the level of expenditures necessary to maintain and improve the quality of services; changes in the economy; changes in laws and regulations, including codes and standards, intellectual property rights, and  tax matters; or other matters not anticipated; our ability to secure and maintain strategic relationships and distribution agreements. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Michael Liang
Verde Resources, Inc.
http://www.verderesources.us
+1 4079217032

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